                                                                  EXHIBIT 10.20



                                                                 EXECUTION COPY










                                  $962,250,000

                                CREDIT AGREEMENT

                                     among


                             RENTERS CHOICE, INC.,
                                  as Borrower,

                              The Several Lenders
                       from Time to Time Parties Hereto,

                                 COMERICA BANK,
                            as Documentation Agent,

                               NATIONSBANK, N.A.,
                             as Syndication Agent,

                                      and

                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent


                           Dated as of August 5, 1998



                               TABLE OF CONTENTS

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
SECTION 1.  DEFINITIONS                                                                                           1
         1.1  Defined Terms                                                                                       1
         1.2  Other Definitional Provisions                                                                      23


SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS                                                                      23
         2.1  Term Commitments and LC/MD Commitments                                                             23
         2.2  Revolving Commitments                                                                              24
         2.3  Swingline Commitment                                                                               24
         2.4  Procedure for A/B/C Term Loan Borrowing                                                            24
         2.5  Procedure for LC/MD Term Loan and Revolving Loan Borrowing                                         25
         2.6  Procedure for Swingline Borrowing; Refunding of Swingline Loans                                    25
         2.7  Repayment of Loans; Scheduled Commitment Reductions                                                27
         2.8  Commitment Fees, etc.                                                                              28
         2.9  Termination or Reduction of Commitments                                                            28
         2.10  Optional Prepayments                                                                              29
         2.11  Mandatory Prepayments                                                                             29
         2.12  Conversion and Continuation Options                                                               30
         2.13  Limitations on Eurodollar Tranches                                                                31
         2.14  Interest Rates and Payment Dates                                                                  31
         2.15  Computation of Interest and Fees                                                                  31
         2.16  Inability to Determine Interest Rate                                                              32
         2.17  Pro Rata Treatment and Payments                                                                   32
         2.18  Requirements of Law                                                                               34
         2.19  Taxes                                                                                             35
         2.20  Indemnity                                                                                         36
         2.21  Change of Lending Office                                                                          37
         2.22  Replacement of Lenders                                                                            37

SECTION 3.  LETTERS OF CREDIT                                                                                    37
         3.1  LC Commitment                                                                                      37
         3.2  Procedure for Issuance of Letter of Credit                                                         38
         3.3  Fees and Other Charges                                                                             38
         3.4  LC Participations                                                                                  39
         3.5  Reimbursement Obligation of the Borrower                                                           40
         3.6  Obligations Absolute                                                                               40
         3.7  Letter of Credit Payments                                                                          41
         3.8  Applications                                                                                       41

SECTION 4.  REPRESENTATIONS AND WARRANTIES                                                                       41
         4.1  Financial Condition                                                                                41
         4.2  No Change                                                                                          42
         4.3  Corporate Existence; Compliance with Law                                                           42
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
         4.4  Corporate Power; Authorization; Enforceable Obligations                                            42
         4.5  No Legal Bar                                                                                       42
         4.6  Litigation                                                                                         43
         4.7  No Default                                                                                         43
         4.8  Ownership of Property; Liens                                                                       43
         4.9  Intellectual Property                                                                              43
         4.10  Taxes                                                                                             43
         4.11  Federal Regulations                                                                               43
         4.12  Labor Matters                                                                                     43
         4.13  ERISA                                                                                             44
         4.14  Investment Company Act; Other Regulations                                                         44
         4.15  Subsidiaries                                                                                      44
         4.16  Use of Proceeds                                                                                   44
         4.17  Environmental Matters                                                                             45
         4.18  Accuracy of Information, etc                                                                      45
         4.19  Security Documents                                                                                46
         4.20  Solvency                                                                                          46
         4.21  Senior Indebtedness                                                                               46
         4.22  Year 2000 Matters                                                                                 46
         4.23  Regulation H                                                                                      47

SECTION 5.  CONDITIONS PRECEDENT                                                                                 47
         5.1  Conditions to Initial Extension of Credit                                                          47
         5.2  Conditions to Each Extension of Credit                                                             49

SECTION 6.  AFFIRMATIVE COVENANTS                                                                                50
         6.1  Financial Statements                                                                               50
         6.2  Certificates; Other Information                                                                    50
         6.3  Payment of Obligations                                                                             51
         6.4  Maintenance of Existence; Compliance.                                                              52
         6.5  Maintenance of Property; Insurance                                                                 52
         6.6  Inspection of Property; Books and Records; Discussions                                             52
         6.7  Notices                                                                                            52
         6.8  Environmental Laws                                                                                 53
         6.9  Interest Rate Protection                                                                           53
         6.10  Additional Collateral, etc                                                                        53
         6.11  Permitted Acquisitions                                                                            54
         6.12  Real Estate Matters                                                                               55

SECTION 7.  NEGATIVE COVENANTS                                                                                   56
         7.1  Financial Condition Covenants                                                                      56
         7.2  Indebtedness                                                                                       57
         7.3  Liens                                                                                              58
         7.4  Fundamental Changes                                                                                59
         7.5  Disposition of Property                                                                            59
         7.6  Restricted Payments                                                                                60
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
         7.7  Capital Expenditures                                                                               60
         7.8  Investments                                                                                        61
         7.9  Payments and Modifications of Certain Debt Instruments and Preferred Stock.                        61
         7.10  Transactions with Affiliates                                                                      62
         7.11  Sales/Leaseback Transactions                                                                      62
         7.12  Changes in Fiscal Periods                                                                         62
         7.13  Negative Pledge Clauses                                                                           62
         7.14  Clauses Restricting Subsidiary Distributions                                                      62
         7.15  Lines of Business                                                                                 62
         7.16  Amendments to Acquisition Documents                                                               62

SECTION 8.  EVENTS OF DEFAULT                                                                                    63

SECTION 9.  THE AGENTS                                                                                           66
         9.1  Appointment                                                                                        66
         9.2  Delegation of Duties                                                                               66
         9.3  Exculpatory Provisions                                                                             66
         9.4  Reliance by Administrative Agent                                                                   66
         9.5  Notice of Default                                                                                  67
         9.6  Non-Reliance on Agents and Other Lenders                                                           67
         9.7  Indemnification                                                                                    67
         9.8  Agent in Its Individual Capacity                                                                   68
         9.9  Successor Administrative Agent                                                                     68
         9.10  Authorization to Release Guarantees and Liens                                                     68
         9.11  Documentation Agent and Syndication Agent                                                         68

SECTION 10.  MISCELLANEOUS                                                                                       68
         10.1  Amendments and Waivers                                                                            68
         10.2  Notices                                                                                           69
         10.3  No Waiver; Cumulative Remedies                                                                    70
         10.4  Survival of Representations and Warranties                                                        70
         10.5  Payment of Expenses and Taxes                                                                     70
         10.6  Successors and Assigns; Participations and Assignments                                            71
         10.7  Adjustments; Setoff                                                                               73
         10.8  Counterparts                                                                                      73
         10.9  Severability                                                                                      74
         10.10  Integration                                                                                      74
         10.11  GOVERNING LAW                                                                                    74
         10.12  Submission To Jurisdiction; Waivers                                                              74
         10.13  Acknowledgements                                                                                 74
         10.14  Confidentiality                                                                                  75
         10.15  WAIVERS OF JURY TRIAL                                                                            76
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
ANNEX:

A                     Pricing Grid


SCHEDULES:

1.1A                  Commitments
1.1B                  Mortgaged Property
4.4                   Consents, Authorizations, Filings and Notices
4.6                   Litigation
4.15                  Subsidiaries
4.19(a)               UCC and Other Filings / Jurisdictions and Offices
4.19(b)               Mortgage Filing Jurisdictions
7.2(d)                Existing Indebtedness
7.3(f)                Existing Liens
7.14                  Existing Restrictions


EXHIBITS:

A                     Form of Guarantee and Collateral Agreement
B                     Form of Compliance Certificate
C                     Form of Closing Certificate
D                     Form of Mortgage
E                     Form of Assignment and Acceptance
F-1                   Form of Legal Opinion of Winstead Sechrest & Minick P.C.
F-2                   Form of Legal Opinion of Arnold & Porter
F-3                   Form of Legal Opinion of Stinson, Mag & Fizzell, P.C.
G                     Form of Addendum
H                     Form of Prepayment Option Notice
I                     Form of Exemption Certificate



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


         CREDIT AGREEMENT, dated as of August 5, 1998, among RENTERS CHOICE, INC., a Delaware corporation (the "Borrower"), the several banks and other financial institutions or entities from time to time parties to this Agreement (the "Lenders"), COMERICA BANK, as documentation agent (in such capacity, the "Documentation Agent"), NATIONSBANK, N.A., as syndication agent (in such capacity, the "Syndication Agent"), and THE CHASE MANHATTAN BANK ("Chase"), as administrative agent.

         The parties hereto hereby agree as follows:

                             SECTION 1. DEFINITIONS


              1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

         "A/B/C Term Loans": the collective reference to the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans.

         "ABR": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof:
"Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Reference Lender as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Reference Lender in connection with extensions of credit to debtors); "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Reference Lender from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. Any change in the ABR due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

         "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

         "Acquired Company": Thorn Americas, Inc., a Delaware corporation.

         "Acquired Vehicles": the vehicles acquired by the Borrower pursuant to the Acquisition.

         "Acquisition": as defined in Section 5.1(b)(i).

         "Acquisition Agreement": the Stock Purchase Agreement, dated as of June 16, 1998, among the Borrower, the Seller and Thorn plc, in each case as amended, supplemented or otherwise modified from time to time in accordance with Section 7.16.

         "Acquisition Documentation": collectively, the Acquisition Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith, in each case as amended, supplemented or otherwise modified from time to time in accordance with Section 7.16.

         "Addendum": an Addendum, substantially in the form of Exhibit G, pursuant to which each Lender becomes a party to this Agreement effective as of the Closing Date.

         "Adjustment Date": as defined in the Pricing Grid.

         "Administrative Agent": The Chase Manhattan Bank, together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

         "Affiliate": as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

         "Agents": the collective reference to the Syndication Agent, the Documentation Agent and the Administrative Agent.

         "Aggregate Exposure": with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender's Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender's A/B/C Term Loans, (ii) the amount of such Lender's Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender's Revolving Extensions of Credit then outstanding and (iii) the amount of such Lender's LC/MD Commitment then in effect or, if the LC/MD Commitments have been terminated, the amount of such Lender's LC/MD Extensions of Credit then outstanding.

         "Aggregate Exposure Percentage": with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender's Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

         "Agreement": this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

         "Applicable Margin": for each Type of Loan, the rate per annum set forth under the relevant column heading in the Pricing Grid.

         "Application": an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

         "Approved Fund": with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         "Asset Sale": any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause
(a), (b), (c), (d) or (f) of Section 7.5 and any Disposition of Cash Equivalents) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $500,000.

         "Assignee": as defined in Section 10.6(c).

         "Assignment and Acceptance": an Assignment and Acceptance, substantially in the form of Exhibit E.

         "Assignor": as defined in Section 10.6(c).

         "Assumed Indebtedness": Indebtedness assumed in connection with a Permitted Acquisition, provided that (a) such Indebtedness is outstanding at the time of such acquisition and was not incurred in connection therewith or in contemplation thereof and (b) in the event that such Permitted Acquisition constitutes an acquisition of property other than Capital Stock, such Indebtedness was incurred in order to acquire or improve such property.

         "Available Revolving Commitment": as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Revolving Commitment then in effect over (b) such Lender's Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender's Revolving Extensions of Credit for the purpose of determining such Lender's Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

         "Benefitted Lender": as defined in Section 10.7(a).

         "Board": the Board of Governors of the Federal Reserve System of the United States (or any successor).

         "Borrower": as defined in the preamble hereto.

         "Borrowing Date": any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

         "Business": as defined in Section 4.17(b).

         "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

         "Capital Expenditures": for any period, with respect to any Person, the aggregate of all expenditures (other than those made pursuant to Permitted Acquisitions) by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period but excluding merchandise inventory acquired during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

         "Capital Expenditures (Expansion)": for any period, with respect to any Person, any Capital Expenditures made by such Person in connection with the opening of new stores to be operated by such Person.

         "Capital Expenditures (Maintenance)": for any period, with respect to any Person, any Capital Expenditures which do not constitute Capital Expenditures (Expansion) of such Person.

         "Capital Lease Obligations": as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

         "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

         "Cash/Debt Consideration": with respect to any Permitted Acquisition, the portion of the Purchase Price with respect thereto that is payable in the forms referred to in clauses (a) and (d) of the definition of "Purchase Price" set forth in Section 1.1.

         "Cash Equivalents": (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investors Service, Inc. ("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

         "C/D Assessment Rate": for any day as applied to any ABR Loan, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. ss. 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

         "C/D Reserve Percentage": for any day as applied to any ABR Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

         "Closing Date": the date on which the conditions precedent set forth in
Section 5.1 shall have been satisfied, which date is August 5, 1998.

         "Code": the Internal Revenue Code of 1986, as amended from time to time.

         "Collateral": all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

         "Commitment": as to any Lender, the sum of the Tranche A Term Commitment, the Tranche B Term Commitment, the Tranche C Term Commitment, the LC/MD Commitment and the Revolving Commitment of such Lender.

         "Commitment Fee Rate": the rate per annum set forth under the relevant column heading in the Pricing Grid.

         "Commonly Controlled Entity": an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

         "Compliance Certificate": a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

         "Confidential Information Memorandum": the Confidential Information Memorandum regarding the Borrower dated July 1998 and furnished to the Lenders.

         "Consolidated Current Assets": at any date, (a) all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption "total current assets" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date and
(b) without duplication of clause (a) above, the book value of all rental merchandise inventory of the Borrower and its Subsidiaries at such date.

         "Consolidated Current Liabilities": at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption "total current liabilities" (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans or Swingline Loans to the extent otherwise included therein.

         "Consolidated EBITDA": for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation (excluding depreciation of rental merchandise) and amortization expense, including, without limitation, amortization of intangibles (including, but not limited to, goodwill) and organization costs, (d) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) and (e) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income earned outside the ordinary course of business, all as determined on a consolidated basis; provided that, (i) in determining Consolidated EBITDA for the fiscal quarters ending December 31, 1998, March 31, 1999, June 30, 1999 and September 30, 1999, $16,800,000,
$12,275,000, $7,750,000 and $3,875,000, respectively, shall be added to the amounts otherwise determined as set forth above, in order to take into account certain quantifiable synergies with respect to the Acquisition and the acquisition of Central Rents, Inc., and (ii) in determining Consolidated EBITDA, the portion thereof attributable to the operations of the Acquired Company and its Subsidiaries prior to the Closing Date shall include only the rent-to-own businesses of the Acquired Company and its Subsidiaries. For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Leverage Ratio, if during such Reference Period the Borrower or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period. As used in this definition, "Material Acquisition" means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $15,000,000 (or such lesser amount as the Borrower may determine in its discretion); and "Material Disposition" means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $15,000,000 (or such lesser amount as the Borrower may determine in its discretion).

         "Consolidated Fixed Charge Coverage Ratio": for any period, the ratio of (a) the sum of Consolidated EBITDA for such period and, to the extent reducing Consolidated Net Income for such period, Consolidated Lease Expense for such period, less the aggregate amount actually paid by the Borrower and its Subsidiaries during such period on account of Capital Expenditures (Maintenance) to (b) Consolidated Fixed Charges for such period.

         "Consolidated Fixed Charges": for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Consolidated Lease Expense for such period and (c) regular, scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Term Loans but excluding prepayments thereof); provided, that for the purposes of determining the Consolidated Fixed Charge Coverage Ratio for the fiscal quarters of the Borrower ending December 31, 1998, March 31, 1999 and June 30, 1999, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing Date) multiplied by 4, 2 and 4/3, respectively.

         "Consolidated Funded Debt": at any date, the aggregate principal amount of all Funded Debt (which, for purposes of the calculation of Consolidated Funded Debt, shall be deemed to include any unfunded portion of the NJ Letter of Credit (but not other Letters of Credit)) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Coverage Ratio": for any period, the ratio of
(a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

         "Consolidated Interest Expense": for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, commitment fees payable pursuant to Section 2.8(a) and net costs under Hedge Agreements in respect of such Indebtedness to the extent such net costs are allocable to such period in accordance with GAAP); provided, that for the purposes of determining the Consolidated Interest Coverage Ratio for the fiscal quarters of the Borrower ending December 31, 1998, March 31, 1999 and June 30, 1999, Consolidated Interest Expense for the relevant period shall be deemed to equal Consolidated Interest Expense for such fiscal quarter (and, in the case of the latter two such determinations, each previous fiscal quarter commencing after the Closing
Date) multiplied by 4, 2 and 4/3, respectively.

         "Consolidated Lease Expense": for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property (other than certain properties associated with operations to be discontinued in connection with the restructuring related to the Acquisition), determined on a consolidated basis in accordance with GAAP.

         "Consolidated Leverage Ratio": as at the last day of any period, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for such period.

         "Consolidated Net Income": for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the

Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

         "Consolidated Net Worth": at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders' equity at such date.

         "Consolidated Working Capital": at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

         "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Control Investment Affiliate": as to any Person, any other Person that
(a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Default": any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied (including, in any event, a "Default" under and as defined in the Senior Subordinated Note Indenture).

         "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms "Dispose" and "Disposed of" shall have correlative meanings.

         "Documentation Agent": as defined in the preamble hereto.

         "Dollars" and "$": dollars in lawful currency of the United States.

         "Domestic Subsidiary": any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

         "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

         "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

         "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

         "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Dow Jones Markets screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), the "Eurodollar Base Rate" shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

         "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

         "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                              Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

         "Eurodollar Tranche": the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

         "Event of Default": any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (including, in any event, an "Event of Default" under and as defined in the Senior Subordinated Note Indenture).

         "Excess Cash Flow": for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation (other than depreciation of rental merchandise) and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) an amount equal to the aggregate net non-cash loss on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income, over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount actually paid by the Borrower in cash during such fiscal year on account of Permitted Acquisitions, (iv) the aggregate amount of all prepayments of Revolving Loans and Swingline Loans during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments and all optional prepayments of the Term Loans during such fiscal year, (v) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Borrower and its Subsidiaries made during such fiscal year, (vi) increases in Consolidated Working Capital for such fiscal year, and (vii) an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

         "Excess Cash Flow Application Date": as defined in Section 2.11(d).

         "Excess Senior Subordinated Note Amount": as defined in Section 2.11(b)(ii).

         "Excluded Foreign Subsidiary": any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

         "Existing Credit Agreement": that certain Credit Agreement, dated as of November 27, 1996, as amended, among the Borrower, Comerica Bank, as administrative agent, and others.

         "Facility": each of (a) the Tranche A Term Commitments and the Tranche A Term Loans made thereunder (the "Tranche A Term Facility"), (b) the Tranche B Term Commitments and the Tranche B Term Loans made thereunder (the "Tranche B Term Facility"), (c) the Tranche C Term Commitments and the Tranche C Term Loans made thereunder (the "Tranche C Term Facility"), (d) the Revolving Commitments and the extensions of credit made thereunder (the "Revolving Facility") and (e) the LC/MD Commitments and the extensions of credit thereunder (the "LC/MD Facility").

         "Federal Funds Effective Rate": for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

         "Foreign Subsidiary": any Subsidiary of the Borrower that is not a Domestic Subsidiary.

         "Funded Debt": as to any Person, on any date, (a) all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and the Reimbursement Obligations (but excluding, in the case of the Borrower, any Guarantee Obligations of the Borrower in respect of Indebtedness of franchisees, to the extent permitted by Section 7.2(h)), minus
(b) (i) for purposes of calculating the Consolidated Leverage Ratio in order to determine the Applicable Margin or the Commitment Fee Rate as set forth on the Pricing Grid, the sum of (x) the $30,000,000 of cash on the consolidated balance sheet of the Borrower and its Subsidiaries on the Closing Date, to the extent remaining on the balance sheet on such date (plus any interest earned thereon, to the extent remaining on the balance sheet on such date), and (y) 50% of the Net Cash Proceeds of any Excess Senior Subordinated Note Amount received by the Borrower since the Closing Date, to the extent remaining on the balance sheet on such date (plus any interest earned thereon, to the extent remaining on the balance sheet on such date), and (ii) otherwise, the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Subsidiaries on such date, but in no event exceeding the sum of (x) $30,000,000 and (y) 50% of the Net Cash Proceeds of any Excess Senior Subordinated Note Amount received by the Borrower since the Closing Date.

         "Funding Office": the office of the Administrative Agent specified in
Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

         "GAAP": generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1(b). In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

         "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

         "Guarantee and Collateral Agreement": the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

         "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

         "Hedge Agreements": all swaps, caps, collars or similar arrangements providing for protection against fluctuations in interest rates, currency exchange rates or commodities prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

         "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) the liquidation value of all redeemable preferred Capital Stock of such Person (other than any such preferred Capital Stock that is not redeemable until a date that is no earlier than one year and one day after the final maturity of the Loans and the Preferred Stock), (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above;
(i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements.

         "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

         "Insolvent": pertaining to a condition of Insolvency.

         "Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

         "Interest Payment Date": (a) as to any ABR Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period,
(c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and
(d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

         "Interest Period": as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

              (ii) the Borrower may not select an Interest Period for a
                   particular Facility that would extend beyond the final maturity date applicable thereto;

             (iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

              (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

         "Investments": as defined in Section 7.8.

         "Issuing Lender": The Chase Manhattan Bank (or any of its Affiliates, including, without limitation, Chase Manhattan Bank of Delaware), in its capacity as issuer of any Letter of Credit.

         "LC Fee Payment Date": the last day of each March, June, September and December and the last day of the Revolving Commitment Period.

         "LC/MD Commitment": as to any Lender, the collective reference to such Lender's LC/MD LC Commitment and LC/MD Term Commitment.

         "LC/MD Extensions of Credit": as to any LC/MD Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all LC/MD Loans held by such Lender then outstanding and (b) such Lender's LC/MD Percentage of the LC/MD LC Obligations then outstanding.

         "LC/MD LC Commitment": as to any Lender, the obligation of such Lender, if any, to participate in the NJ Letter of Credit in an aggregate face amount not to exceed the amount set forth under the heading "LC/MD LC Commitment" opposite such Lender's name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the LC/MD LC Commitments is $122,250,000.

         "LC/MD LC Obligations": at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the NJ Letter of Credit and
(b) the aggregate amount of drawings under the NJ Letter of Credit that have not then been reimbursed by the Borrower or pursuant to Section 3.5 (but only, in the case of this clause (b), until the refunding procedure contemplated by
Section 3.5 has been completed).

         "LC/MD Lender": each Lender that has a LC/MD Commitment or that holds LC/MD Loans.

         "LC/MD Loans": the collective reference to LC/MD Reimbursement Loans and LC/MD Term Loans.

         "LC/MD Percentage": as to any LC/MD Lender at any time, the percentage which such Lender's LC/MD Commitment then constitutes of the Total LC/MD Commitments (or, at any time after the LC/MD Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's LC/MD Loans then outstanding constitutes of the aggregate principal amount of the LC/MD Loans then outstanding).

         "LC/MD Reimbursement Loans": any participating interest in any unreimbursed payment under the NJ Letter of Credit funded by an LC/MD Lender, it being understood that LC/MD Reimbursement Loans are referred to as "Loans" hereunder for convenience of reference only, and such references shall not be construed to imply that any proceeds of LC/MD Reimbursement Loans are to be received by the Borrower.

         "LC/MD Scheduled Termination Date": as defined in Section 2.1(b).

         "LC/MD Term Commitment": as to any Lender, the obligation of such Lender, if any, to make LC/MD Term Loans in an aggregate principal amount not to exceed the amount set forth under the heading "LC/MD Term Commitment" opposite such Lender's name on
Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the LC/MD Term Commitments is $85,000,000.

         "LC/MD Term Commitment Period": the period from and including the NJ LC Termination Date to the LC/MD Scheduled Termination Date.

         "LC/MD Term Loans": as defined in Section 2.1(b).

         "LC Participants": (a) in the case of the Revolving Letters of Credit, the collective reference to all Revolving Lenders (including the Issuing Lender) and (b) in the case of the NJ Letter of Credit, the collective reference to all LC/MD Lenders (including the Issuing Lender).

         "Lenders": as defined in the preamble hereto.

         "Letters of Credit": the collective reference to the NJ Letter of Credit and the Revolving Letters of Credit.

         "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

         "Loan": any loan made by any Lender pursuant to this Agreement.

         "Loan Documents": this Agreement, the Security Documents and the Notes.

         "Loan Parties": the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

         "Majority Facility Lenders": with respect to any Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans, the Total Revolving Extensions of Credit or the Total LC/MD Extensions of Credit, as the case may be, outstanding under such Facility (or (a) in the case of the Revolving Facility, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments and (b) in the case of the LC/MD Facility, prior to any termination of the LC/MD Commitments, the holders of more than 50% of the Total LC/MD Commitments).

         "Material Adverse Effect": a material adverse effect on (a) the business, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

         "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

         "Mortgaged Properties": the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages in accordance with Section 6.12.

         "Mortgages": each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

         "Multiemployer Plan": a Plan that is a multiemployer plan as defined in
Section 4001(a)(3) of ERISA.

         "Net Cash Proceeds": (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys' fees, accountants' fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable currently as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys' fees, investment banking fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

         "NJ LC Termination Date": as defined in Section 2.1(b).

         "NJ Letter of Credit": as defined in Section 3.1(a).

         "Non-Excluded Taxes": as defined in Section 2.19(a).

         "Non-U.S. Lender": as defined in Section 2.19(d).

         "Notes": the collective reference to any promissory note evidencing Loans.

         "Obligations": the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Hedge Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Hedge Agreement entered into with any Lender or any affiliate of any Lender in connection with this Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

         "Other Taxes": any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

         "Participant": as defined in Section 10.6(b).

         "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

         "Permitted Acquisition": any acquisition, consisting of a single transaction or a series of related transactions, by the Borrower or any one or more of its Wholly Owned Subsidiary Guarantors of all of the Capital Stock of, or all or a substantial part of the assets of, or of a business, unit or division of, any Person organized under the laws of the United States or any state thereof (such business, unit or division, the "Acquired Business"), provided that (a) the consideration paid by the Borrower or such Subsidiary or Subsidiaries pursuant to such acquisition shall be solely in a form referred to in clause (a), (b), (c) or (d) of the definition of "Purchase Price" set forth in Section 1.1 (or some combination thereof), (b) the requirements of Section
6.11 have been satisfied with respect to such acquisition, (c) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such acquisition had occurred on the first day of each relevant period for testing such compliance, (d) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such acquisition, (e) all actions required to be taken with respect to any acquired or newly formed Subsidiary or otherwise with respect to the Acquired Business in such acquisition under Section 6.10 shall have been taken, (f) the aggregate Purchase Prices in respect of such acquisition and all other

Permitted Acquisitions consummated in accordance with this Agreement shall not exceed (i) during the Borrower's fiscal years 1998 and 1999, $50,000,000 in each such fiscal year (or, in the case of fiscal 1998, the portion thereof occurring after the Closing Date), and (ii) thereafter, in any fiscal year of the Borrower, the sum of (A) $100,000,000 (or, if the Consolidated Leverage Ratio as of the last day of any fiscal quarter during such fiscal year is less than 3.50 to 1.0, $150,000,000) and (B) an additional up to $25,000,000 to the extent not expended as Capital Expenditures (Expansion) during such fiscal year pursuant to 7.7(b), (g) the Cash/Debt Consideration in respect of such acquisition and all other Permitted Acquisitions consummated in accordance with this Agreement shall not exceed (i) during the Borrower's fiscal years 1998 and 1999, $50,000,000 in each such fiscal year (or, in the case of fiscal 1998, the portion thereof occurring after the Closing Date), and (ii) thereafter, in any fiscal year of the Borrower, $70,000,000 (plus any amounts available pursuant to the foregoing clause (f)(ii)(B)), and (h) any such acquisition shall have been approved by the Board of Directors or such comparable governing body of the Person (or whose business, unit or division is, as the case may be) being acquired.

         "Permitted Investors": the collective reference to (i) the Sponsor,
(ii) the Talley Persons and (iii) the Speese Persons.

         "Person": an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

         "Plan": at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

         "Preferred Stock": as defined in Section 5.1(b)(ii).

         "Pricing Grid": the pricing grid attached hereto as Annex A.

         "Pro Forma Financial Statements": as defined in Section 4.1(a).

         "Projections": as defined in Section 6.2(c).

         "Properties": as defined in Section 4.17(a).

         "Purchase Price": with respect to any Permitted Acquisition, the sum (without duplication) of (a) the amount of cash paid by the Borrower and its Subsidiaries in connection with such acquisition, (b) the value (as determined for purposes of such acquisition in accordance with the applicable acquisition agreement) of all Capital Stock of the Borrower issued or given as consideration in connection with such acquisition, (c) the Qualified Net Cash Equity Proceeds applied to finance such acquisition and (d) the principal amount (or, if less, the accreted value) at the time of such acquisition of all Assumed Indebtedness with respect thereto.

         "Qualified Net Cash Equity Proceeds": the Net Cash Proceeds of any offering of Capital Stock of the Borrower, provided that (a) such offering was made in express contemplation of a Permitted Acquisition, (b) such Capital Stock is not mandatorily redeemable and (c) such Permitted Acquisition is consummated within 90 days after receipt by the Borrower of such Net Cash Proceeds.

         "Recovery Event": any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries. "Reference Lender": The Chase Manhattan Bank.

         "Reference Period": with respect to any date, the period of four consecutive fiscal quarters of the Borrower immediately preceding such date or, if such date is the last day of a fiscal quarter, ending on such date.

         "Refunded Swingline Loans": as defined in Section 2.6(b).

         "Refunding Date": as defined in Section 2.6(c).

         "Register": as defined in Section 10.6(d).

         "Regulation U": Regulation U of the Board as in effect from time to time.

         "Reimbursement Obligation": the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts paid under Letters of Credit.

         "Reinvestment Deferred Amount": with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(c) as a result of the delivery of a Reinvestment Notice.

         "Reinvestment Event": any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

         "Reinvestment Notice": a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in its business.

         "Reinvestment Prepayment Amount": with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower's business.

         "Reinvestment Prepayment Date": with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower's business with all or any portion of the relevant Reinvestment Deferred Amount.

         "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

         "Reportable Event": any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. ss. 4043.

         "Required Lenders": at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the A/B/C Term Loans then outstanding, (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (iii) the Total LC/MD Commitments then in effect or, if the LC/MD Commitments have been terminated, the Total LC/MD Extensions of Credit then outstanding.

         "Required Prepayment Lenders": the Majority Facility Lenders in respect of each Facility.

         "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer": the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or president of the Borrower.

         "Restricted Payments": as defined in Section 7.6.

         "Revolving Commitment": as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Revolving Letters of Credit in an aggregate principal and/or face amount not to exceed the amount set forth under the heading

"Revolving Commitment" opposite such Lender's name on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $120,000,000.

         "Revolving Commitment Period": the period from and including the Closing Date to the Revolving Scheduled Commitment Termination Date.

         "Revolving Extensions of Credit": as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender's Revolving Percentage of the Revolving LC Obligations then outstanding and (c) such Lender's Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

         "Revolving LC Commitment": $75,000,000.

         "Revolving LC Obligations": at any time, an amount equal to the sum of
(a) the aggregate then undrawn and unexpired amount of the then outstanding Revolving Letters of Credit and (b) the aggregate amount of drawings under Revolving Letters of Credit that have not then been reimbursed pursuant to
Section 3.5.

         "Revolving Lender": each Lender that has a Revolving Commitment or that holds Revolving Loans.

         "Revolving Letters of Credit": as defined in Section 3.1.

         "Revolving Loans": as defined in Section 2.2.

         "Revolving Percentage": as to any Revolving Lender at any time, the percentage which such Lender's Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

         "Revolving Scheduled Commitment Termination Date": July 31, 2004.

         "Sale/Leaseback Transaction": any arrangement providing for the leasing to the Borrower or any Subsidiary of real or personal property that has been or is to be (a) sold or transferred by the Borrower or any Subsidiary or (b) constructed or acquired by a third party in anticipation of a program of leasing to the Borrower or any Subsidiary.

         "SEC": the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

         "Security Documents": the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

         "Seller": Thorn International BV.

         "Senior Subordinated Note Indenture": the Indenture to be entered into by the Borrower and certain of its Subsidiaries in connection with the issuance of the Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or such Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

         "Senior Subordinated Notes": the subordinated notes of the Borrower to be issued pursuant to the Senior Subordinated Note Indenture.

         "Single Employer Plan": any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

         "Solvent": when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) "debt" means liability on a "claim", and
(ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

         "Specified Change of Control": a "Change of Control" as defined in the Subordinated Bridge Facility or the Senior Subordinated Note Indenture.

         "Speese Persons": the collective reference to Mark E. Speese, any person having a relationship with Mark E. Speese by blood, marriage or adoption not more remote than first cousin and any trust established for the benefit of any such person.

         "Sponsor": Apollo Management IV, L.P., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. and their Control Investment Affiliates.

         "Subordinated Bridge Facility": the collective reference to (i) the Senior Subordinated Credit Agreement, dated as of the date hereof, among the Borrower, the lenders from time to time parties thereto and Chase, as administrative agent for such lenders, together with the Indenture referred to therein, and (ii) any other document governing Indebtedness (other than the Senior Subordinated Notes) incurred pursuant to Section 7.2(f)(i)(A)(y).

         "Subsidiary": as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. All references to Subsidiaries of the Borrower applicable on the Closing Date and thereafter shall include the Acquired Company and its Subsidiaries.

         "Subsidiary Guarantor": each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary.

         "Swingline Commitment": the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $20,000,000.

         "Swingline Lender": The Chase Manhattan Bank, in its capacity as the lender of Swingline Loans.

         "Swingline Loans": as defined in Section 2.3.

         "Swingline Participation Amount": as defined in Section 2.6(c).

         "Syndication Agent": as defined in the preamble hereto.

         "Talley Persons": the collective reference to J. Ernest Talley, any person having a relationship with J. Ernest Talley by blood, marriage or adoption not more remote than first cousin (other than his children) and any trust established for the benefit of any person having a relationship with J. Ernest Talley by blood, marriage or adoption not more remote than first cousin.

         "Term Lenders": the collective reference to the Tranche A Term Lenders, the Tranche B Term Lenders, the Tranche C Term Lenders and the LC/MD Lenders.

         "Term Loans": the collective reference to the A/B/C Term Loans and the LC/MD Loans.

         "Total LC/MD Commitments": at any time, (a) until the NJ LC Termination Date, the aggregate amount of the LC/MD LC Commitments then in effect and (b) thereafter, the aggregate amount of the LC/MD Term Commitments then in effect.

         "Total LC/MD Extensions of Credit": at any time, the aggregate amount of the LC/MD Extensions of Credit of the LC/MD Lenders outstanding at such time.

         "Total Revolving Commitments": at any time, the aggregate amount of the Revolving Commitments then in effect.

         "Total Revolving Extensions of Credit": at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

         "Tranche A Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche A Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Tranche A Term Commitments is $120,000,000.

         "Tranche A Term Lender": each Lender that has a Tranche A Term Commitment or is the holder of a Tranche A Term Loan.

         "Tranche A Term Loan": as defined in Section 2.1(a).

         "Tranche A Term Percentage": as to any Tranche A Term Lender at any time, the percentage which such Lender's Tranche A Term Commitment then constitutes of the aggregate Tranche A Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

         "Tranche B Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche B Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Tranche B Term Commitments is $270,000,000.

         "Tranche B Term Lender": each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

         "Tranche B Term Loan": as defined in Section 2.1(b).

         "Tranche B Term Percentage": as to any Tranche B Term Lender at any time, the percentage which such Lender's Tranche B Term Commitment then constitutes of the aggregate Tranche B Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

         "Tranche C Term Commitment": as to any Lender, the obligation of such Lender, if any, to make a Tranche C Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche C Term Commitment" opposite such Lender's name on Schedule 1.1A. The original aggregate amount of the Tranche C Term Commitments is $330,000,000.

         "Tranche C Term Lender": each Lender that has a Tranche C Term Commitment or that holds a Tranche C Term Loan.

         "Tranche C Term Loan": as defined in Section 2.1(c).

         "Tranche C Term Percentage": as to any Tranche C Term Lender at any time, the percentage which such Lender's Tranche C Term Commitment then constitutes of the aggregate Tranche C Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Tranche C Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche C Term Loans then outstanding).

         "Transferee": any Assignee or Participant.

         "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

         "Uniform Customs": the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

         "United States": the United States of America.

         "Voting Stock": with respect to any Person, any class or series of Capital Stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

         "Wholly Owned Subsidiary": as to any Person, any other Person all of the Capital Stock of which (other than directors' qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

         "Wholly Owned Subsidiary Guarantor": any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

              1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

                   (b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation" and (iii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights.

                   (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                   (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                   SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

              2.1 Term Commitments and LC/MD Commitments. (a) Subject to the terms and conditions hereof, (i) each Tranche A Term Lender severally agrees to make a term loan (a "Tranche A Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche A Term Commitment of such Lender, (ii) each Tranche B Term Lender severally agrees to make a term loan (a "Tranche B Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender and (iii) each Tranche C Term Lender severally agrees to make a term loan (a "Tranche C Term Loan") to the Borrower on the Closing Date in an amount not to exceed the amount of the Tranche C Term Commitment of such Lender

         (b) Subject to the terms and conditions hereof, each LC/MD Lender severally agrees to make LC/MD Reimbursement Loans upon the occurrence of any drawing under the NJ Letter of Credit to the extent contemplated by Section 3.5 in an aggregate amount not to exceed the amount of the LC/MD LC Commitment of such Lender. In addition, after the date (the "NJ LC Termination Date") on which the NJ Letter of Credit has expired or otherwise been terminated or on which the full amount available thereunder has been drawn, subject to the terms and conditions hereof, each LC/MD Lender severally agrees to make term loans ("LC/MD Term Loans") to the Borrower from time to time to the extent, but only to the extent, of any remaining LC/MD Term Commitment of such Lender as in effect immediately prior to the making of the relevant LC/MD Term Loan. The obligation of the LC/MD Lenders to make LC/MD Term Loans shall terminate on the date (the "LC/MD Scheduled Termination Date") that is the earlier of (i) the later of (x) September 30, 2000 and (y) the date that is 90 days after the NJ LC Termination Date and (ii) March 30, 2004. The LC/MD LC Commitments shall automatically be permanently reduced by the principal amount of any LC/MD Reimbursement Loans created hereunder. The LC/MD LC Commitments shall terminate on the NJ LC Termination Date. The LC/MD Term Commitments shall automatically be permanently reduced by the principal amount of any LC/MD Reimbursement Loans or LC/MD Term Loans borrowed hereunder. The LC/MD Term Commitments shall terminate on the LC/MD Scheduled Termination Date.

         (c) The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.4, 2.5 and 2.12.

              2.2 Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans ("Revolving Loans") to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender's Revolving Percentage of the sum of (a) the Revolving LC Obligations then outstanding and (b) the aggregate principal amount of the Swingline Loans then outstanding, does not exceed the amount of such Lender's Revolving Commitment. During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

              2.3 Swingline Commitment. Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans ("Swingline Loans") to the Borrower; provided that (a) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect (notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender's other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect) and (b) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero. During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

              2.4 Procedure for A/B/C Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the relevant Term Lenders make the A/B/C Term Loans on the Closing Date and specifying the amount to be borrowed. The A/B/C Term Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, (A) no such Term Loan may be converted into or continued as a Eurodollar Loan prior to the date that is 30 days after the Closing Date and (B) no such Term Loan may be converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 90 days after the Closing Date. Upon receipt of such notice the Administrative Agent shall promptly notify each relevant Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each relevant Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the A/B/C Term Loan(s) to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts so made available to the Administrative Agent by the Term Lenders in immediately available funds.

              2.5 Procedure for LC/MD Term Loan and Revolving Loan Borrowing. The Borrower may borrow under the LC/MD Term Commitments during the LC/MD Term Commitment Period or under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Any Revolving Loans made on the Closing Date shall initially be ABR Loans and, unless otherwise agreed by the Administrative Agent in its sole discretion, (A) no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan prior to the date that is 30 days after the Closing Date and (B) no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan having an Interest Period in excess of one month prior to the date that is 90 days after the Closing Date. Each borrowing under the LC/MD Term Commitments shall be in an amount equal to (x) in the case of ABR Loans, $4,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate LC/MD Term Commitments are less than $4,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $4,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $4,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.6. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent.

              2.6 Procedure for Swingline Borrowing; Refunding of Swingline Loans. Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

                   (b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day's notice given by the Swingline Lender no later than 12:00 Noon, New York City time (with a copy of such notice being provided to the Borrower), request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender's Revolving Percentage of the aggregate amount of the Swingline Loans (the "Refunded Swingline Loans") outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower's accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans (with notice of such charge being provided to the Borrower, provided that the failure to give such notice shall not affect the validity of such charge).

                   (c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.6(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.6(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.6(b) (the "Refunding Date"), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the "Swingline Participation Amount") equal to (i) such Revolving Lender's Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

                   (d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender's Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender's pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

                   (e) Each Revolving Lender's obligation to make the Loans referred to in Section 2.6(b) and to purchase participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower;
                         (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

              2.7 Repayment of Loans; Scheduled Commitment Reductions. (a) The Tranche A Term Loan of each Tranche A Lender shall mature in 9 installments, each of which shall be in an amount equal to such Lender's Tranche A Term Percentage multiplied by the amount set forth below opposite such installment:

                   Installment                                       Principal Amount
                   -----------                                       ----------------

                   September 30, 2000                                     $12,000,000
                   March 31, 2001                                          10,000,000
                   September 30, 2001                                      10,000,000
                   March 31, 2002                                          12,000,000
                   September 30, 2002                                      12,000,000
                   March 31, 2003                                          14,000,000
                   September 30, 2003                                      14,000,000
                   March 31, 2004                                          18,000,000
                   July 31, 2004                                           18,000,000

         (b) The Tranche B Term Loan of each Tranche B Lender shall mature in 12 installments, each of which shall be in an amount equal to such Lender's Tranche B Term Percentage multiplied by the amount set forth below opposite such installment:

                   Installment                                       Principal Amount
                   -----------                                       ----------------

                   September 30, 1999                                      $1,000,000
                   September 30, 2000                                       1,000,000
                   September 30, 2001                                       1,000,000
                   September 30, 2002                                       1,000,000
                   September 30, 2003                                       1,000,000
                   September 30, 2004                                       1,000,000
                   December 31, 2004                                       44,000,000
                   March 31, 2005                                          44,000,000
                   June 30, 2005                                           44,000,000
                   September 30, 2005                                      44,000,000
                   December 31, 2005                                       44,000,000
                   January 31, 2006                                        44,000,000

         (c) The Tranche C Term Loan of each Tranche C Lender shall mature in 13 installments, each of which shall be in an amount equal to such Lender's Tranche C Term Percentage multiplied by the amount set forth below opposite such installment:

                   Installment                                       Principal Amount
                   -----------                                       ----------------

                   September 30, 1999                                      $1,000,000
                   September 30, 2000                                       1,000,000
                   September 30, 2001                                       1,000,000
                   September 30, 2002                                       1,000,000
                   September 30, 2003                                       1,000,000
                   September 30, 2004                                       1,000,000
                   September 30, 2005                                       1,000,000
                   December 31, 2005                                        1,000,000
                   March 31, 2006                                          64,400,000
                   June 30, 2006                                           64,400,000
                   September 30, 2006                                      64,400,000
                   December 31, 2006                                       64,400,000
                   January 31, 2007                                        64,400,000

         (d) The LC/MD Loans of each LC/MD Lender shall mature in equal quarterly installments (determined on the basis of the aggregate outstanding principal amount of such LC/MD Loans on the LC/MD Scheduled Termination Date), which installments shall be payable on the last day of each calendar quarter ending after the LC/MD Scheduled Termination Date (provided that the last such installment shall be payable on July 31, 2004). Notwithstanding anything to the contrary in this Agreement, in the event that, on any date (an "Excess Date"), the aggregate principal amount of the LC/MD Reimbursement Loans exceeds (such excess, "Excess LC/MD Reimbursement Loans") the Total LC/MD Term Commitments in effect immediately prior to the creation of such LC/MD Reimbursement Loans, such Excess LC/MD Reimbursement Loans shall be due and payable on the date that is 30 days after such Excess Date.

         (e) The Borrower shall repay all outstanding Revolving Loans and Swingline Loans on the Revolving Scheduled Commitment Termination Date.

              2.8 Commitment Fees, etc. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Commitment Period, computed at a per annum rate equal to the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Scheduled Commitment Termination Date, commencing on the first of such dates to occur after the date hereof.

                   (b) The Borrower agrees to pay to the Administrative Agent for the account of each LC/MD Lender a commitment fee for the period from and including the NJ LC Termination Date to the last day of the LC/MD Term Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the LC/MD Term Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the LC/MD Scheduled Termination Date, commencing on the first of such dates to occur after the NJ LC Termination Date.

                   (c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

              2.9 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate the Revolving Commitments or the LC/MD Commitments or, from time to time, to reduce the amount of the Revolving Commitments or the LC/MD Commitments; provided that (i) no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of

                   Credit would exceed the Total Revolving Commitments and (ii) no such termination or reduction of LC/MD Commitments shall be permitted if, after giving effect thereto, the LC/MD LC Obligations would exceed the Total LC/MD Commitments. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the relevant Commitments then in effect.

              2.10 Optional Prepayments. Subject to Section 2.17, the Borrower
                   may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

              2.11 Mandatory Prepayments. Unless the Required Prepayment Lenders
                   shall otherwise agree, if any Capital Stock (other than any Capital Stock issued by the Borrower to finance any Permitted Acquisition or to refinance the Subordinated Bridge Facility) shall be issued by the Borrower or any of its Subsidiaries, an amount equal to 75% (the "Equity Percentage") of the Net Cash Proceeds thereof shall be applied within two Business Days following the date of such issuance toward the prepayment of the Term Loans; provided that the Equity Percentage shall instead equal 50% if the Consolidated Leverage Ratio, determined as at the end of the most recent period of four consecutive fiscal quarters ended prior to the required date of prepayment for which the relevant financial information is available on a pro forma basis as if such issuance had occurred on the first day of such period, is less than 3.50 to 1.0.

                   (b) (i) Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section
                         7.2 as in effect on the date of this Agreement), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans.

         (ii) Notwithstanding Section 2.11(b)(i) and anything to the contrary in
Section 2.17, if the Borrower shall issue an aggregate principal amount of Senior Subordinated Notes in excess of $175,000,000 (any such excess amount, the "Excess Senior Subordinated Note Amount"), (A) an amount equal to 50% of the Net Cash Proceeds of such excess issuance shall be applied on the date of such issuance toward the prepayment of the Tranche A Term Loans in reduction of the then remaining installments thereof pro rata based upon the then remaining principal amount thereof and (B) an amount equal to 50% of the Net Cash Proceeds of such excess issuance shall be applied on the date of such issuance toward the permanent reduction of the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans and/or Swingline Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Commitments as so reduced, provided that if the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding is less than the amount of such excess (because Revolving LC Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Revolving Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent.

                   (c) Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 75% of such Net Cash Proceeds shall be applied within two Business Days following such date toward the prepayment of the Term Loans; provided, that, notwithstanding the foregoing,
                         (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed (x) during the period from the Closing Date to the second anniversary of the Closing Date, $45,000,000, and (y) thereafter, $15,000,000 in any fiscal year of the Borrower (or, in the case of the period commencing on the second anniversary of the Closing Date, the remaining portion of the fiscal year in which such second anniversary falls), and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans; provided, further, that, notwithstanding the foregoing, the Borrower and its Subsidiaries shall not be required to prepay the Term Loans in accordance with this paragraph (c) except to the extent that the Net Cash Proceeds from all Asset Sales which have not been so applied equals or exceeds $5,000,000 in the aggregate.

                   (d) Unless the Required Prepayment Lenders shall otherwise agree, if, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 1999, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply 75% (or, if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 3.50 to 1.0, 50%) of such Excess Cash Flow toward the prepayment of the Term Loans. Each such prepayment and commitment reduction shall be made on a date (an "Excess Cash Flow Application Date") no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

                   (e) The application of any prepayment under a Facility pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

              2.12 Conversion and Continuation Options. The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest

                   Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

                   (b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

              2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that,
                   (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 15 Eurodollar Tranches shall be outstanding at any one time.

              2.14 Interest Rates and Payment Dates. Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                   (b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

                   (c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility or the LC/MD Facility, as the case may be, plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                   (d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

              2.15 Computation of Interest and Fees. Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

                   (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

              2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                   (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                   (b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

              2.17 Pro Rata Treatment and Payments. Each borrowing by the
                   Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Percentages, Tranche B Term Percentages, Tranche C Term Percentages, Revolving Percentages or LC/MD Percentages, as the case may be, of the relevant Lenders.

                   (b) Except for payments made pursuant to Section 2.7, each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders (except as otherwise provided in Section 2.17(c)). The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans, Tranche B Term Loans, Tranche C Term Loans or LC/MD Loans, as the case may be, pro rata based upon the then remaining principal amount thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

                   (c) Notwithstanding anything to the contrary in this Agreement, with respect to the amount of any optional or mandatory prepayment that would otherwise be allocated to Tranche B Term Loans or Tranche C Term Loans (such amounts, the "Tranche B Prepayment Amount" and the "Tranche C Prepayment Amount", respectively), at any time when Tranche A Term Loans and/or LC/MD Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Tranche B Term Loans and Tranche C Term Loans, on the date specified for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Tranche B Lender and Tranche C Lender a notice (each, a "Prepayment Option Notice") as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Tranche B Lender and Tranche C Lender a Prepayment Option Notice, which shall be in the form of Exhibit H, and shall include an offer by the Borrower to prepay, on the date (each a "Prepayment Date") that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Prepayment Amount indicated in such Lender's Prepayment Option Notice as being applicable to such Lender's Tranche B Term Loans or Tranche C Term Loans, as the case may be. On the Prepayment Date, (i) the Borrower shall pay to the relevant Tranche B Lenders and Tranche C Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which such Lenders have accepted prepayment as described above (such Lenders, the "Accepting Lenders") and (ii) the Borrower shall pay to the Tranche A Lenders and the LC/MD Lenders an amount equal to the portion of the Tranche B Prepayment Amount and the Tranche C Prepayment Amount not accepted by the Accepting Lenders, and such amount shall be applied pro rata to the prepayment of the then outstanding Tranche A Term Loans and the LC/MD Loans.

                   (d) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

                   (e) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

                   (f) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender's share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

                   (g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

              2.18 Requirements of Law. If the adoption of or any change in any
                   Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

         (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender);

         (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

         (iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify (no more frequently than quarterly) the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

                   (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any

                         Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which may be submitted no more frequently than quarterly), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender's intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

                   (c) In determining any additional amounts payable pursuant to this Section 2.18, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender's determination of compensation owing under this Section 2.18 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this
                         Section 2.18, shall give prompt written notice of such determination to the Borrower, which notice shall show the basis for calculation of such additional amounts. The obligations of the Borrower pursuant to this
                         Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

              2.19 Taxes. Subject to the last proviso of this paragraph (a), all payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender's failure to comply with the requirements of paragraph
                   (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

                   (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

                   (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

                   (d) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America (or any state thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a "Non-U.S. Lender") shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a statement substantially in the form of Exhibit I and a Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non- U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the request of the Borrower as a result of the obsolescence, inaccuracy or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer qualified to provide or capable of providing any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

                   (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender's judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

                   (f) If any Lender receives a refund of any Non-Excluded Taxes or Other Taxes paid or indemnified by the Borrower under this Section 2.19, such Lender shall pay the amount of such refund to the Borrower within 15 days of the date it received such refund.

                   (g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

              2.20 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

              2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of
                   Section 2.18 or 2.19(a) with respect to such Lender, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

              2.22 Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a) or (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law,
                   (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a),
                   (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under
                   Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of

                   Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

                          SECTION 3. LETTERS OF CREDIT

              3.1 LC Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the LC Participants, as set forth in Section 3.4(a), agrees to issue
                   (i) on the Closing Date, a letter of credit (the "NJ Letter of Credit") for the benefit of the Superior Court of New Jersey supporting a potential liability with respect to a judgment rendered in the case of Robinson v. Thorn Americas, Inc. in the State of New Jersey and (ii) on any Business Day during the Revolving Commitment Period, other letters of credit ("Revolving Letters of Credit"), in each case for the account of the Borrower (including the account of the Borrower acting on behalf of any of its Subsidiaries) and in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Revolving Letter of Credit if, after giving effect to such issuance, (i) the Revolving LC Obligations would exceed the Revolving LC Commitment or (ii) the aggregate amount of the Available Revolving Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Scheduled Commitment Termination Date or, in the case of the NJ Letter of Credit, March 30, 2004, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

                   (b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

                   (c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any LC

                         Participant to exceed any limits imposed by, any applicable Requirement of Law.

              3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

              3.3 Fees and Other Charges. The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility or, in the case of the NJ Letter of Credit, the LC/MD Facility, shared ratably among the Lenders under the relevant Facility and payable quarterly in arrears on each LC Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.25% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each LC Fee Payment Date after the Issuance Date.

                   (b) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

              3.4 LC Participations. The Issuing Lender irrevocably agrees to grant and hereby grants to each LC Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each LC Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such LC Participant's own account and risk an undivided interest equal to such LC Participant's Revolving Percentage or LC/MD Percentage, as the case may be, in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each LC Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such LC Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such LC Participant's Revolving Percentage or LC/MD Percentage, as the case may be, of the amount of such draft, or any part thereof, that is not so reimbursed (which payments shall constitute LC/MD Reimbursement Loans to the extent contemplated by Section 3.5).

                   (b) If any amount required to be paid by any LC Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such LC Participant shall pay to the Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any LC Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such LC Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such LC Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility or the LC/MD Facility, as the case may be. A certificate of the Issuing Lender submitted to any LC Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

                   (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any LC Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such LC Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such LC Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

                   (d) Each LC Participant's obligation to purchase participating interests pursuant to Section 3.4(a) (including participating interests that constitute LC/MD Reimbursement Loans) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such LC Participant or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower;
                         (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

              3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender in accordance with the immediately following sentence upon notification of the Borrower of the date and amount of a draft presented under any Revolving Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. If the Borrower is notified as provided in the immediately preceding sentence by 2:00 P.M., New York City time, on any day, then the Borrower shall so reimburse the Issuing Lender by 12:00 Noon, New York City time, on the next succeeding Business Day, and, if so notified after 2:00 P.M., New York City time, on any day, the Borrower shall so reimburse the Issuing Lender by 12:00 Noon, New York City time, on the second succeeding Business Day. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in (i) until the second Business Day following the date of payment of the applicable drawing, Section 2.14(b) and (ii) thereafter, Section 2.14(c) (but only, in the case of the NJ Letter of Credit, to the extent such payment of such drawing has not been refunded by the LC Participants as contemplated in the next succeeding sentence). Notwithstanding anything to the contrary herein, in the case of any payment of any drawing under the NJ Letter of Credit, the Issuing Lender shall notify the relevant LC Participants that such payment of such drawing is to be refunded by such LC Participants through the purchase of participating interests pursuant to Section 3.4 that will constitute LC/MD Reimbursement Loans, with the funding date thereof to be the second Business Day after the date of payment of such drawing. Any such LC/MD Reimbursement Loans shall initially be ABR Loans and may from time to time thereafter be Eurodollar Loans or ABR Loans, as contemplated by Section 2.1. In the event that, for any reason, any portion of the LC/MD Reimbursement Loans required to be funded by the relevant LC Participants as provided above are not so funded, the Borrower shall be obligated to reimburse the Issuing Lender for such unfunded amounts no later than the date that is three Business Days after the date such funding by the LC Participants was otherwise required to be made.

              3.6  Obligations Absolute. The Borrower's obligations under this
                   Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions constituting gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

              3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

              3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this
                   Section 3 shall apply.

              SECTION 4. REPRESENTATIONS AND WARRANTIES

         To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

              4.1 Financial Condition. The unaudited pro forma consolidated balance sheet and statement of operations of the Borrower and its consolidated Subsidiaries as at, or for the period of four consecutive fiscal quarters ended, March 31, 1998 (the "Pro Forma Financial Statements"), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such period, as the case may be) to (i) the consummation of the Acquisition, (ii) the Loans to be made and the Senior Subordinated Notes (or the Subordinated Bridge Facility to be funded, as the case may be) and Preferred Stock to be issued on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Financial Statements have been prepared based on the best information available to the Borrower as of the date of delivery thereof, and present fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Subsidiaries as at, or for the period of four consecutive fiscal quarters ended, March 31, 1998, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of such period, as the case may be.

                   (b) The audited consolidated balance sheets of the Borrower as at December 31, 1995, December 31, 1996 and December 31, 1997, and the related consolidated statements of operations, stockholder's equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thornton LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower as at March 31, 1998, and the related unaudited consolidated statements of operations, stockholder's equity and cash flows for the three-month period ended on such date, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments). All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Borrower and its Subsidiaries do not have any material

                         Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 1997 to and including the date hereof there has been no Disposition by the Borrower or any of its Subsidiaries of any material part of its business or property.

                   (c) The Borrower has provided to the Lenders the audited consolidated balance sheets of the Acquired Company as at March 31, 1996, March 31, 1997 and March 31, 1998,
                         and the related consolidated statements of operations, stockholder's equity and cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP (the "Audited Acquired Company Financials"), as adjusted in certain respects by the Borrower in order to achieve consistency with the Borrower's customary presentation of financial information. Such adjustments do not unfairly present the consolidated financial condition of the Acquired Company as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended, in each case as reflected in the Audited Acquired Company Financials.

              4.2 No Change. Since March 31, 1998 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

              4.3 Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all

                   Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

              4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Acquisition and the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and
                   (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

              4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

              4.6 Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

              4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

              4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3.

              4.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

              4.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority to the extent due and payable (other than any the amount or validity of that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); no material tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

              4.11 Federal Regulations. No part of the proceeds of any Loans will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

              4.12 Labor Matters. Except as set forth on Schedule 4.6 and as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and
                   (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

              4.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien against the Borrower or any Commonly Controlled Entity and in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any

                   Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

              4.14 Investment Company Act; Other Regulations. No Loan Party is
                   an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

              4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and there are no outstanding subscriptions, options, warrants (other than any warrants issued in connection with the funding under the Subordinated Bridge Facility), calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

              4.16 Use of Proceeds. The proceeds of the A/B/C Term Loans shall be used to finance a portion of the Acquisition, to repay certain existing Indebtedness of the Borrower and its Subsidiaries and to pay related fees and expenses. The proceeds of the LC/MD Term Loans shall be used for general corporate purposes (other than financing acquisitions, capital expenditures or the working capital needs of the Borrower and its Subsidiaries). The proceeds of the Revolving Loans and the Swingline Loans, and the Revolving Letters of Credit, shall be used for general corporate purposes. The NJ Letter of Credit shall be used for the purpose specified in
                   Section 3.1.

              4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

         (a) the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the "Properties") do not contain, and have not previously contained, any

Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could give rise to liability under, any Environmental Law;

         (b) neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by the Borrower or any of its Subsidiaries (the "Business"), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

         (c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

         (d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

         (e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

         (f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

         (g) neither the Borrower nor any of its Subsidiaries has assumed any liability of any other Person under Environmental Laws.

              4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. As of the date hereof, the representations and warranties made by the Borrower and, to the Borrower's knowledge, made by the Seller and Thorn plc, in the Acquisition Documentation are true and correct in all material respects. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

              4.19 Security Documents. The Guarantee and Collateral Agreement is
                   effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described in paragraphs
                   (a) through (k), inclusive, (m) and (n) of Section 3 thereof and proceeds of such Collateral. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) (or otherwise notified to the Administrative Agent) in appropriate form are filed in the offices specified on Schedule 4.19(a) (or otherwise notified to the Administrative Agent), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and



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

                   Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

                   (b) Each of the Mortgages (if any) is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when filed in the offices specified on
                         Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person except Liens permitted by
                         Section 7.3.

              4.20 Solvency. Each Loan Party is, and after giving effect to the
                   Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

              4.21 Senior Indebtedness. The Obligations constitute "Senior
                   Indebtedness" of the Borrower under and as defined in the Subordinated Bridge Facility and the Senior Subordinated Note Indenture. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute "Guarantor Senior Indebtedness" of such Subsidiary Guarantor under and as defined in the Subordinated Bridge Facility and the Senior Subordinated Note Indenture.

              4.22 Year 2000 Matters. Any reprogramming required to permit the proper functioning (but only to the extent that such proper functioning would otherwise be impaired by the occurrence of the year 2000) in and following the year 2000 of computer systems and other equipment containing embedded microchips, in either case owned or operated by the Borrower or any of its Subsidiaries or used or relied upon in the conduct of their business (including any such systems and other equipment supplied by others), and the testing of all such systems and other equipment as so reprogrammed, will be completed by June 30, 1999. The costs to the Borrower and its Subsidiaries that have not been incurred as of the date hereof for such reprogramming and testing and for the other reasonably foreseeable consequences to them of any improper functioning of other computer systems and equipment containing embedded microchips due to the occurrence of the year 2000 could not reasonably be expected to result in a Default or Event of Default or to have a Material Adverse Effect. Except for any reprogramming referred to above, the computer systems of the Borrower and its Subsidiaries are and, with ordinary course upgrading and maintenance, will continue for the term of this Agreement to be, sufficient for the conduct of their business as currently conducted.

              4.23 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

                        SECTION 5. CONDITIONS PRECEDENT

              5.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

                   (a) Credit Agreement; Addenda; Guarantee and Collateral Agreement. The Administrative Agent shall have received
                         (i) this Agreement, executed and delivered by the Agents and the Borrower, (ii) an Addendum, executed and delivered by each Person listed on Schedule 1.1A, (iii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor and (iv) an Acknowledgement and Consent in the form attached to the Guarantee and Collateral Agreement, executed and delivered by each Issuer (as defined therein), if any, that is not a Loan Party.

         In the event that an Addendum has not been duly executed and delivered by each Person listed on Schedule 1.1A on the date scheduled to be the Closing Date, the condition referred to in clause (ii) above shall nevertheless be deemed satisfied if on such date the Borrower and the Administrative Agent shall have designated one or more Persons (the "Designated Lenders") to assume, in the aggregate, all of the Commitments that would have been held by the Persons listed on Schedule 1.1A (the "Non-Executing Persons") which have not so executed and delivered an Addendum (subject to each such Designated Lender's consent and its execution and delivery of an Addendum). Schedule 1.1A shall automatically



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

be deemed to be amended to reflect the respective Commitments of the Designated Lenders and the omission of the Non-Executing Persons as Lenders hereunder.

                   (b) Acquisition, etc. The following transactions shall have been consummated prior to or concurrently with the funding of the initial Loans hereunder:

                         (i) the Borrower shall have acquired 100% of the outstanding Capital Stock of the Acquired Company in accordance with the terms and conditions of the Acquisition Agreement (the "Acquisition") for a purchase price (including approximately $27,000,000 of change of control bonuses paid on the Closing Date on behalf of Thorn plc) not exceeding $900,000,000;

                         (ii) the Borrower shall have received at least $235,000,000 in gross cash proceeds from the issuance of preferred stock (the "Preferred Stock") to the Sponsor;

                         (iii) the Borrower shall have received at least $175,000,000 in gross cash proceeds from the issuance of the Senior Subordinated Notes or the funding under the Subordinated Bridge Facility;

                         (iv) the transaction fees and expenses to be incurred in connection with the Acquisition and the financing thereof shall not exceed $40,000,000; and

                         (v) (i) the Administrative Agent shall have received satisfactory evidence that the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full and (ii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.



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

                   (c) Pro Forma Financial Statements; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Statements and (ii) the consolidated financial statements of the Borrower and the Acquired Company referred to in Sections 4.1(b) and 4.1(c).

                   (d) Approvals. All governmental and material third party approvals (including landlords' and other consents) necessary in connection with the Acquisition, the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Acquisition or the financing contemplated hereby.

                   (e) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where material assets of the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

                   (f) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid by the Borrower, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent only), on or before the Closing Date. All such amounts may be paid with proceeds of Loans made on the Closing Date and, to the extent paid in such manner, will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

                   (g) Closing Certificate. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.



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

                   (h) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

              (i) the legal opinion of Winstead Sechrest & Minick P.C., counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

              (ii) the legal opinion of Arnold & Porter, New York counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;

              (iii) the legal opinion of Stinson, Mag & Fizzell, P.C., Kansas counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-3; and

              (iv) to the extent consented to by the relevant counsel, each legal opinion, if any, delivered in connection with the Acquisition Agreement, accompanied by a reliance letter in favor of the Lenders.

         Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

                   (i) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

                   (j) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

                   (k) Solvency Opinion. The Administrative Agent shall have received a solvency opinion from Valuation Research Corporation.

                   (l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of
                         Section 5.2(b) of the Guarantee and Collateral
                         Agreement.

              5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

                   (a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless such representations expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date).

                   (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this
Section 5.2 have been satisfied.

                        SECTION 6. AFFIRMATIVE COVENANTS

         The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

              6.1 Financial Statements. Furnish to the Administrative Agent with sufficient copies for each Lender:

                   (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing; and

                   (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of notes thereto).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

              6.2 Certificates; Other Information. Furnish to the Administrative Agent with sufficient copies for each Lender (or, in the case of clause (g), to the relevant Lender):

                   (a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

                   (b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer's knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a listing of each new Subsidiary of any Loan Party, of any new county or state within the United States where any Loan Party keeps material inventory or equipment and of any new fee-owned real property or material Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date);

                   (c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the "Projections"), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

                   (d) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year; provided that delivery of the Report on Form 10-Q filed with the SEC with respect to such fiscal quarter shall be deemed to satisfy the foregoing requirement;

                   (e) no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to (i) the Acquisition Documentation or (ii) the Senior Subordinated Note Indenture or the Subordinated Bridge Facility as to which the Senior Subordinated Note Indenture or the Subordinated Bridge Facility requires the approval of any percentage of the holders of Indebtedness thereunder;

                   (f) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five Business Days after the same are filed, copies of all financial statements and reports that the Borrower may make to, or file with, the SEC; and

                   (g) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

              6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

              6.4 Maintenance of Existence; Compliance. (i) Preserve, renew and keep in full force and effect its corporate existence and
                   (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

              6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption expense coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business.

              6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and
                   (b) subject to the provisions of Section 10.14, permit representatives of any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

              6.7 Notices. Promptly give notice to the Administrative Agent with sufficient copies for each Lender of:

                   (a)   the occurrence of any Default or Event of Default;

                   (b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if reasonably expected to be adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                   (c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which the amount claimed is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought which could reasonably be expected to be granted and which, if granted, could reasonably be expected to have a Material Adverse Effect;

                   (d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan; and

                   (e) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

              6.8 Environmental Laws. Except as could not reasonably be expected to have a Material Adverse Effect:

                   (a) Comply with, and contractually require compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and contractually require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

                   (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

              6.9 Interest Rate Protection. In the case of the Borrower, within 90 days after the Closing Date, enter into Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of the A/B/C Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.

              6.10 Additional Collateral, etc. With respect to any property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (w) any vehicles and any immaterial inventory and equipment, (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3(g) or (j) and (z) property acquired by any Excluded Foreign Subsidiary) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

                   (b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $750,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3(g) or (j) and (z) real property acquired by any Excluded Foreign Subsidiary), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property,
                         (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor's certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

                   (c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by the Borrower (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be an Excluded Foreign Subsidiary), the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and
                         (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments.

                   (d) With respect to any new Excluded Foreign Subsidiary created or acquired after the Closing Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein.

              6.11 Permitted Acquisitions. Deliver to the Lenders, within ten
                   Business Days following the closing date of any Permitted Acquisition involving a Purchase Price less than $20,000,000, each of the following: (i) a description of the property, assets and/or equity interest being purchased, in reasonable detail; and
                   (ii) a copy of the purchase agreement pursuant to which such acquisition is to be consummated or a term sheet or other description setting forth the essential terms and the basic structure of such acquisition.

                   (b) Deliver to the Lenders, (i) within ten Business Days following the closing date of any Permitted Acquisition involving a Purchase Price greater than or equal to $20,000,000 but less than $30,000,000 and (ii) not less than five Business Days prior to the closing date of any Permitted Acquisition involving a Purchase Price greater than or equal to $30,000,000, each of the following: (A) a description of the property, assets and/or equity interest being purchased, in reasonable detail; (B) a copy of the purchase agreement pursuant to which such acquisition is to be consummated or a term sheet or other description setting forth the essential terms and the basic structure of such acquisition; (C) projected statements of income for the entity that is being acquired (or the assets, if an acquisition of assets) for at least a two-year period following such acquisition (including a summary of assumptions or pro forma adjustments for such projections); (D) to the extent made available to the Borrower, historical financial statements for the entity that is being acquired (or the assets, if an acquisition of assets) (including balance sheets and statements of income, retained earnings and cash flows for at least a two-year period prior to such acquisition); and (E) confirmation, supported by detailed calculations, that the Borrower and its Subsidiaries would have been in compliance with all the covenants in Section 7.1 for the fiscal quarter ending immediately prior to the consummation of such acquisition, with such compliance determined on a pro forma basis as if such acquisition had been consummated on the first day of the Reference Period ending on the last day of such fiscal quarter.

              6.12 Real Estate Matters. Except in the case of any Mortgaged
                   Property as to which the Borrower (or its relevant Subsidiary, as the case may be) shall have obtained a written commitment for the sale thereof in a transaction otherwise in accordance with the terms of this Agreement, within 90 days after the Closing Date:

                   (a) Furnish to the Administrative Agent a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

                   (b) If requested by the Administrative Agent, furnish to the Administrative Agent and the title insurance company issuing the policy referred to in paragraph (c) below (the "Title Insurance Company"), maps or plats of an as-built survey of the sites of the Mortgaged Properties certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company by an independent professional licensed land surveyor satisfactory to the Administrative Agent and the Title Insurance Company, which maps or plats and the surveys on which they are based shall be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1992, and, without limiting the generality of the foregoing, there shall be surveyed and shown on such maps, plats or surveys the following: (i) the locations on such sites of all the buildings, structures and other improvements and the established building setback lines; (ii) the lines of streets abutting the sites and width thereof; (iii) all access and other easements appurtenant to the sites;
                         (iv) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the site, whether recorded, apparent from a physical inspection of the sites or otherwise known to the surveyor; (v) any encroachments on any adjoining property by the building structures and improvements on the sites; (vi) if the site is described as being on a filed map, a legend relating the survey to said map; and (vii) the flood zone designations, if any, in which the Mortgaged Properties are located.

                   (c) Furnish to the Administrative Agent in respect of each Mortgaged Property a mortgagee's title insurance policy (or policies) or marked up unconditional binder for such insurance. Each such policy shall (i) be in an amount satisfactory to the Administrative Agent; (ii) be issued at ordinary rates; (iii) insure that the Mortgage insured thereby creates a valid first Lien on such Mortgaged Property free and clear of all defects and encumbrances, except as disclosed therein; (iv) name the Administrative Agent for the benefit of the Lenders as the insured thereunder; (v) be in the form of ALTA Loan Policy - 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); (vi) contain such endorsements and affirmative coverage as the Administrative Agent may reasonably request and
                         (vii) be issued by title companies satisfactory to the Administrative Agent (including any such title companies acting as co-insurers or reinsurers, at the option of the Administrative Agent). The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

                   (d) If requested by the Administrative Agent, furnish to the Administrative Agent (i) a policy of flood insurance that (A) covers any parcel of improved real property that is encumbered by any Mortgage, (B) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (C) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (ii) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

                   (e) Furnish to the Administrative Agent a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in paragraph (c) above and a copy of all other material documents affecting the Mortgaged Properties.


                         SECTION 7. NEGATIVE COVENANTS

         The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

              7.1  Financial Condition Covenants.

                   (a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to exceed the ratio set forth below opposite such period:

                                                             Consolidated
        Period                                               Leverage Ratio
        ------                                               --------------

        Fiscal quarter ending 12/31/98
         to fiscal quarter ending 9/30/99                    5.60 to 1.00
        Fiscal quarter ending 12/31/99
         to fiscal quarter ending 3/31/00                    5.50 to 1.00
        Fiscal quarter ending 6/30/00                        5.25 to 1.00
        Fiscal quarter ending 9/30/00                        5.00 to 1.00
        Fiscal quarter ending 12/31/00                       4.75 to 1.00
        Fiscal quarter ending 3/31/01
         to fiscal quarter ending 6/30/01                    4.50 to 1.00
        Fiscal quarter ending 9/30/01
         to fiscal quarter ending 12/31/01                   4.25 to 1.00
        Fiscal year 2002                                     3.75 to 1.00
        Fiscal year 2003 and thereafter                      3.00 to 1.00.

                   (b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during any period set forth below to be less than the ratio set forth below opposite such period:

                                                             Consolidated Interest
        Period                                               Coverage Ratio
        ------                                               --------------

        Fiscal quarter ending 12/31/98
         to fiscal quarter ending 12/31/99                   2.00 to 1.00
        Fiscal year 2000                                     2.15 to 1.00
        Fiscal year 2001                                     2.50 to 1.00
        Fiscal year 2002                                     3.00 to 1.00
        Fiscal year 2003                                     3.50 to 1.00
        Fiscal year 2004 and thereafter                      4.00 to 1.00.

                   (c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending with any fiscal quarter during the period set forth below to be less than the ratio set forth below opposite such period:

                                                             Consolidated Fixed
        Period                                               Charge Coverage Ratio
        ------                                               ---------------------

        Fiscal quarter ending 12/31/98
         and thereafter                                           1.30 to 1.00.

              7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

                   (a) Indebtedness of any Loan Party pursuant to any Loan Document;

                   (b) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary;

                   (c) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

                   (d) Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

                   (e) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by
                         Section 7.3(g) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

                   (f) either (i) (A) Indebtedness of the Borrower (x) in respect of the Subordinated Bridge Facility or (y) the proceeds of which are used solely to refinance the Subordinated Bridge Facility, provided that any Indebtedness incurred pursuant to this clause (y) shall be subordinated to the Obligations and shall have a final stated maturity no earlier than one year and one day after the final maturity of the Loans and (B) Guarantee Obligations of any Subsidiary Guarantor in respect of Indebtedness incurred pursuant to clause
                         (i), provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of such Indebtedness, or (ii)
                         (A) Indebtedness of the Borrower in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $300,000,000 and (B) Guarantee Obligations of any Subsidiary Guarantor in respect of such Indebtedness, provided that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the Senior Subordinated Notes;

                   (g) Assumed Indebtedness incurred pursuant to Permitted Acquisitions;

                   (h) Guarantee Obligations of the Borrower in respect of Indebtedness of franchisees not to exceed $50,000,000 at any one time outstanding; and

                   (i) additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $25,000,000 at any one time outstanding.

              7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

                   (a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

                   (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

                   (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

                   (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

                   (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

                   (f)   Liens in existence on the date hereof listed on
                         Schedule 7.3(f), securing Indebtedness permitted by
                         Section 7.2(d), provided that no such Lien is spread to cover any additional property after the Closing Date (other than "products" and "proceeds" thereof, as each such term is defined in the Uniform Commercial Code of the State of New York) and that the amount of Indebtedness secured thereby is not increased;

                   (g) Liens securing Indebtedness of the Borrower or any other Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (including the "products" and "proceeds" thereof, as each such term is defined in the Uniform Commercial Code of the State of New York) and (iii) the amount of Indebtedness secured thereby is not increased;

                   (h)   Liens created pursuant to the Security Documents;

                   (i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

                   (j) Liens securing Assumed Indebtedness, provided that such Liens (i) were not incurred in contemplation of the Permitted Acquisition consummated in conjunction with the assumption of such Assumed Indebtedness and (ii) do not encumber any property other than the property acquired pursuant to such acquisition; and

                   (k) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $10,000,000 at any one time.

              7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

                   (a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that the Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation);

                   (b) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor; and

                   (c) any Permitted Acquisition may be structured as a merger with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided that such Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation).

              7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary's Capital Stock to any Person, except:

                   (a) the Disposition of obsolete or worn out property in the ordinary course of business;

                   (b) the sale of inventory in the ordinary course of business;

                   (c)   Dispositions permitted by Section 7.4(b);

                   (d) the sale or issuance of any Subsidiary's Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor;

                   (e) (i) Dispositions of the Acquired Vehicles otherwise permitted by this Agreement and (ii) the Disposition of other property having a fair market value not to exceed
                         (A) during the period from the Closing Date to and including the date that is two years after the Closing Date, $60,000,000 in the aggregate, and (B) thereafter, $20,000,000 for any fiscal year of the Borrower; provided, in the case of each of the foregoing clauses
                         (i) and (ii), that the requirements of Section 2.11(c) are complied with in connection therewith; and

                   (f)   Dispositions referred to in Section 7.8(g).

              7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in (i) common stock of the Person making such dividend or (ii) the same class of Capital Stock of the Person making such dividend on which such dividend is being declared or paid) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, "Restricted Payments"), except that:

                   (a) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor; and

                   (b) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may purchase the Borrower's common stock or common stock options from present or former officers or employees of the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this paragraph (b) after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $10,000,000; provided, further, that the Borrower shall be permitted to make additional payments under this paragraph (b) not in excess of $25,000,000 in the aggregate in order to purchase shares owned by the Talley Persons in connection with the Acquisition.

              7.7 Capital Expenditures. (a) Make or commit to make any Capital Expenditure (Maintenance) (in addition to restructuring charges in an amount up to $10,000,000 in connection with the Acquisition), except (i) Capital Expenditures (Maintenance) of the Borrower and its Subsidiaries not exceeding in the aggregate (x) during the period from the Closing Date to the end of fiscal 1998, $16,700,000, and (y) during each fiscal year thereafter, $40,000,000; provided, that (A) up to $10,000,000 of any such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (B) Capital Expenditures (Maintenance) made pursuant to this clause (i) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided in clauses (x) and (y) above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (A) above and (ii) Capital Expenditures (Maintenance) made with the proceeds of any Reinvestment Deferred Amount.

         (b) Make or commit to make any Capital Expenditure (Expansion), except
(i) Capital Expenditures (Expansion) of the Borrower and its Subsidiaries not exceeding in the aggregate for any fiscal year $25,000,000; provided, that (A) up to $10,000,000 of such amount, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (B) Capital Expenditures (Expansion) made pursuant to this clause (i) during any fiscal year shall be deemed made, first, in respect of the $25,000,000 initially permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (A) above and (ii) Capital Expenditures (Expansion) made with the proceeds of any Reinvestment Deferred Amount.

              7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, "Investments"), except:

                   (a) extensions of trade credit in the ordinary course of business;

                   (b)   investments in Cash Equivalents;

                   (c)   Guarantee Obligations permitted by Section 7.2;

                   (d) loans and advances to employees of the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $5,000,000 at any one time outstanding;

                   (e)   the Acquisition;

                   (f) intercompany Investments in the ordinary course of business by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment, is a Wholly Owned Subsidiary Guarantor;

                   (g) in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 (net of the amount of any Net Cash Proceeds received by the Borrower and its Subsidiaries in respect of a Disposition of any such Investment; provided, that such amount shall not exceed the original amount of such Investment) during the term of this Agreement;

                   (h) Investments not in excess of $40,000,000 in the aggregate during the period from the Closing Date to the end of the 1999 fiscal year constituting purchases of franchisees of the Borrower and its Subsidiaries; and

                   (i)   additional Investments constituting Permitted
                         Acquisitions.

              7.9 Payments and Modifications of Certain Debt Instruments and Preferred Stock. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Subordinated Notes or Indebtedness under the Subordinated Bridge Facility, other than interest payments expressly required by the terms thereof and pursuant to mandatory prepayment provisions contained in the Subordinated Bridge Facility, (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Subordinated Bridge Facility (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon and (ii) does not involve the payment of a consent fee), (c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (other than any such amendment, modification, waiver or other change that (i) would extend the scheduled redemption date or reduce the amount of any scheduled redemption payment or reduce the rate or extend any date for payment of dividends thereon and (ii) does not involve the payment of a consent fee) or (d) designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as "Designated Senior Indebtedness" for the purposes of the Senior Subordinated Note Indenture or the Subordinated Bridge Facility.

              7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and
                   (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm's length transaction with a Person that is not an Affiliate.

              7.11 Sales/Leaseback Transactions. Enter into any Sale/Leaseback
                   Transaction, except for any Sale/Leaseback Transaction with respect to the Acquired Vehicles pursuant to which such Acquired Vehicles are leased under an operating lease.

              7.12 Changes in Fiscal Periods. Permit the fiscal year of the
                   Borrower to end on a day other than December 31 or change the Borrower's method of determining fiscal quarters.

              7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

              7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of
                   (i) any restrictions existing under the Loan Documents, (ii) restrictions in effect on the date hereof and listed on
                   Schedule 7.14, (iii) in the case of clause (c) above, customary non-assignment clauses in leases and other contracts entered into in the ordinary course of business and
                   (iv) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

              7.15 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement (after giving effect to the Acquisition) or that are reasonably related or incidental thereto.

              7.16 Amendments to Acquisition Documents. (a) Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of the indemnities and licenses furnished to the Borrower or any of its Subsidiaries pursuant to the Acquisition Documentation or any other document delivered by the Seller or any of its affiliates in connection therewith such that after giving effect thereto such indemnities or licenses shall be materially less favorable to the interests of the Loan Parties or the Lenders with respect thereto or (b) otherwise amend, supplement or otherwise modify the terms and conditions of the Acquisition Documentation or any such other documents except for any such amendment, supplement or modification that could not reasonably be expected to have a Material Adverse Effect.

                          SECTION 8. EVENTS OF DEFAULT

         If any of the following events shall occur and be continuing:


              (a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

              (b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

              (c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or
                   Section 7 of this Agreement or Section 5.7(b) of the Guarantee and Collateral Agreement; or

              (d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

              (e) the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or
                   (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $10,000,000; or

              (f) (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause
                   (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i),
                   (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

              (g) (i) any Person shall engage in any non-exempt "prohibited transaction" (as defined in Section 406 and 408 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence under Title IV of ERISA to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate in a "distress termination" or an "involuntary termination", as such terms are defined in Title IV of ERISA,
                   (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

              (h) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

              (i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

              (j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than, with respect to the guarantee of a Subsidiary, (i) as a result of a merger of such Subsidiary into the Borrower in accordance with the terms of this Agreement or (ii) as a result of a release pursuant to Section 8.15(b) of the Guarantee and Collateral Agreement), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

              (k) (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Permitted Investors, shall at any time become, or obtain rights (whether by means of warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d) 3 and 13(d) 5 under the Exchange Act), directly or indirectly, of a percentage (the "Third Party Stock Percentage") equal to 33-1/3% or more of the Voting Stock of the Borrower unless at such time (x) the percentage of outstanding Voting Stock of the Borrower beneficially owned by the Permitted Investors (determined on a fully diluted basis) is equal to or greater than the Third Party Stock Percentage and (y) the Sponsor owns of record and beneficially at least 35% of the Voting Stock of the Borrower then owned by the Permitted Investors; (ii) the Sponsor at any time shall cease to own of record and beneficially an amount of Voting Stock of the Borrower equal to at least 50% of the amount of Voting Stock of the Borrower owned by the Sponsor of record and beneficially as of the Closing Date immediately after giving effect to the Acquisition; (iii) the Talley Persons at any time shall cease to own of record and beneficially an amount of Voting Stock of the Borrower equal to at least 50% of the amount of Voting Stock of the Borrower owned by the Talley Persons of record and beneficially as of the Closing Date immediately after giving effect to the Acquisition (excluding the shares of Voting Stock to be repurchased by the Borrower from the Talley Persons for $25,000,000 on or about the date of issuance of the Senior Subordinated Notes); (iv) the Speese Persons at any time shall cease to own of record and beneficially an amount of Voting Stock of the Borrower equal to at least 50% of the amount of Voting Stock of the Borrower owned by the Speese Persons of record and beneficially as of the Closing Date immediately after giving effect to the Acquisition; or (v) a Specified Change of Control shall occur; or

              (l) the Senior Subordinated Notes or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the Senior Subordinated Note Indenture, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Senior Subordinated Notes or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind (other than notices expressly required pursuant to this Agreement and any other Loan Document) are hereby expressly waived by the Borrower.

                             SECTION 9. THE AGENTS

              9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

              9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

              9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

              9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

              9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender, the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

              9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative

                   Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

              9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent's gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

              9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

              9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan

                   Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

              9.10 Authorization to Release Guarantees and Liens.
                   Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each of the Lenders (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1.

              9.11 Documentation Agent and Syndication Agent. Neither the
                   Documentation Agent nor the Syndication Agent shall have any duties or responsibilities hereunder in its capacity as such.

                           SECTION 10. MISCELLANEOUS

              10.1 Amendments and Waivers. Neither this Agreement, any other
                   Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender's Revolving Commitment or LC/MD Commitment, in each case without the consent of each Lender directly affected thereby;
                   (ii) amend, modify or waive any provision of this Section
                   10.1 or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (iv) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2.3 or 2.6 without the written consent of the Swingline Lender; or (vi) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the

                   Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

              10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:                   Renters Choice, Inc.
                                13800 Montfort Drive
                                Suite 300
                                Dallas, Texas 75240
                                Attention: J. Ernest Talley
                                Telecopy: (972) 701-0360
                                Telephone: (972) 419-2611

             with a copy to:    Winstead Sechrest & Minick P.C.
                                1201 Elm Street
                                5400 Renaissance Tower
                                Dallas, Texas 75270
                                Attention: Thomas W. Hughes
                                Telecopy: (214) 745-5390
                                Telephone: (214) 745-5201

The Administrative Agent:       The Chase Manhattan Bank
                                One Chase Manhattan Plaza, 8th Floor
                                New York, New York 10081
                                Attention: Agency Services,
                                Janet Belden
                                Telecopy: (212) 552-5658
                                Telephone: (212) 552-7277
             with copies to:    Chase Securities Inc.
                                270 Park Avenue, 4th Floor
                                New York, New York 10017
                                Attention: Kathy Duncan
                                Telecopy: (212) 972-0009
                                Telephone: (212) 270-5808

                           and

                                Chase Manhattan Bank Delaware
                                1201 Market Street, 8th Floor
                                Wilmington, Delaware 19801
                                Attention: Letter of Credit Department,
                                Michael Handago
                                Telecopy: (302) 428-3390 / 984-4904
                                Telephone: (302) 428-3311

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

              10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

              10.4 Survival of Representations and Warranties. All
                   representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

              10.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent (in the case of each Lender, after the occurrence and during the continuance of an Event of Default) for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel (but not both outside and in-house counsel)) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an "Indemnitee") harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower any of its Subsidiaries or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the "Indemnified Liabilities"), provided, that the

                   Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this
                   Section 10.5 shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Danny Z. Wilbanks (Telephone No. 972-419-2652) (Telecopy No. 972-701-0360), at the address of the Borrower set forth in
                   Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

              10.6 Successors and Assigns; Participations and Assignments. This
                   Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                   (b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a "Participant") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the

                         Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in
                         Section 10.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.19, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                   (c) Any Lender (an "Assignor") may, in accordance with applicable law, at any time and from time to time assign to any Lender, any affiliate thereof or an Approved Fund with respect thereto or, with the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or other entity (an "Assignee") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender, any affiliate thereof or an Approved Fund with respect thereto) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender's interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Any such assignment need not be ratable as among the Facilities. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor's rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding any provision of this Section 10.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default pursuant to Section 8(f) shall have occurred and be continuing with respect to the Borrower.

                   (d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in
                         Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).

                   (e) Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 10.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto; provided, however, that no such fee shall be payable in the case of an assignment by a Lender to an affiliate of such Lender or an Approved Fund with respect to such Lender; and provided, further, that, in the case of contemporaneous assignments by a Lender to more than one fund managed by the same investment advisor (which funds are not then Lenders hereunder), only a single such fee shall be payable for all such contemporaneous assignments.

                   (f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 10.6 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

                   (g) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.

              10.7 Adjustments; Setoff. Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a "Benefitted Lender") shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the

                   Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                   (b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

              10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

              10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

              10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

              10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS
                    OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

              10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

                    (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

                    (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                    (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                    (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                    (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

              10.13 Acknowledgements. The Borrower hereby acknowledges that:

                    (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                    (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                    (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

              10.14 Confidentiality. Each of the Administrative Agent and each
                    Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate or Approved Fund of any Lender, (b) to any Transferee or prospective Transferee that agrees to comply with the provisions of this Section, (c) to its employees, directors, trustees, agents, attorneys, accountants, investment advisors and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, provided that in the case of any such request or requirement, the Administrative Agent or Lender (as applicable) so requested or required to make such disclosure shall as soon as practicable notify the Borrower thereof,
                    (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

              10.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE
                    AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.



                                       RENTERS CHOICE, INC.

                                       By:
                                           ------------------------------------
                                          Name:
                                          Title:


                                       THE CHASE MANHATTAN BANK, as
                                       Administrative Agent and as a Lender

                                       By:
                                           ------------------------------------
                                          Name:
                                          Title:


                                       NATIONSBANK, N.A., as Syndication Agent
                                        and as a Lender

                                       By:
                                           ------------------------------------
                                          Name:
                                          Title:


                                       COMERICA BANK, as Documentation Agent
                                        and as a Lender

                                       By:
                                           ------------------------------------
                                          Name:
                                          Title:

                                                                         Annex A

                                  PRICING GRID

---------------------------------------------------------------------------------------------------
Consolidated       Applicable Margin for              Applicable Margin for             Commitment
Leverage Ratio     Eurodollar Loans                   ABR Loans                         Fee Rate
                ---------------------------------------------------------------------
                   A/RC/LCMD        B          C      A/RC/LCMD        B        C
---------------------------------------------------------------------------------------------------

Greater than or    2.25%           2.50%     2.75%    1.25%           1.50%    1.75%    0.500%
equal to
4.00 to 1.0

Greater than or    2.00%           2.25%     2.50%    1.00%           1.25%    1.50%    0.375%
equal to
3.50 to 1.0
and less than
4.00 to 1.0

Greater than or    1.75%           2.25%     2.50%    0.75%           1.25%    1.50%    0.375%
equal to
3.00 to 1.0
and less than
3.50 to 1.0

Greater than or    1.50%           2.00%     2.25%    0.50%           1.00%    1.25%    0.300%
equal to
2.50 to 1.0
and less than
3.00 to 1.0

Less than          1.25%           1.75%     2.00%    0.25%           0.75%    1.00%    0.250%
2.50 to 1.0
---------------------------------------------------------------------------------------------------

         As used above, "A/RC/LCMD" refers to Tranche A Term Loans, Revolving Credit Loans, Swing Line Loans and LC/MD Loans, "B" refers to Tranche B Term Loans and "C" refers to Tranche C Term Loans.

         Changes in the Applicable Margin resulting from changes in the Consolidated Leverage Ratio shall become effective on the date (the "Adjustment Date") on which financial statements are delivered to the Lenders pursuant to
Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.00 to 1.0. In addition, at any time prior to the first Adjustment Date occurring after two full fiscal quarters have been completed after the Closing Date and at all times while an Event of Default shall have occurred and be continuing, the Consolidated Leverage Ratio shall for the purposes of this definition be deemed to be greater than 4.00 to 1.0. Each determination of the Consolidated Leverage Ratio pursuant to this pricing grid shall be made with respect to (or, in the case of Consolidated Funded Debt, as at the end of) the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.